Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD OCTOBER 6, 1997 THROUGH
NOVEMBER 30, 1997

ALLIANCE REAL ESTATE INVESTMENT FUND

							    Shares
							  Purchased
			 Date       Shares    Price per    by Fund
Security*             Purchased   Purchased     Share       Group

Sunstone Hotel
  Investors            10/08/97     184,600      $17.25     194,000
Cali Realty Corp.      10/09/97     201,400      $39.81     211,700
Spieker
  Properties Inc.      10/29/97      13,800      $38.88     325,600


	     % of
 Total     Offering
 Shares   Purchased                             Shares
offered       By       Purchased                 Held
 (000)     Group(1)       From                 11/30/97


 9,000        2.16%    Merrill Lynch            354,800
13,000        1.63%    Prudential Securities    237,400

10,000        3.26%    Prudential Securities    296,800


* Unless otherwise indicated, the securites were part of an issue registered under the Securities Act of 1933 and offered to the public.

** Indicates the purchase of an Eligible Rule 144A Security.

1) Purchases by all Alliance Funds, including the fund, may not exceed:

   a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or
   b) if purchased in an Eligible Rule 144A Offering, 25% of the total of
      (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.